EXHIBIT 10.7

Standard Financial Corp

Senior Management Annual Cash Incentive Plan

September ____

Purpose of the Plan:

The purpose of the Senior Management Annual Cash Incentive Plan (the “Plan”) is to provide structured annual cash award opportunities to key senior management personnel for their contributions to the achievement of strategic organizational objectives. The participant’s incentives are determined primarily based on company-wide performance measures, and are adjusted at the discretion of the Compensation Committee.

Processes and Governance Practices

The Compensation Committee (the “Committee”) has oversight of the following:

•	When and how the Committee reviews and approves senior executives’ incentive plan participation, performance goals, performance results and payouts.
•	The Committee has the sole discretion to approve material exceptions and arrangements, modify the payout and cancel the plan in consideration of windfalls, regulatory safety and financial soundness of Standard Financial Corp. (“Standard”).

Other terms and conditions:

•	Base salaries paid during the performance period are the foundational component off which incentives and benefits are based. Base salaries are used as the base for incentive calculations in this Plan.

•	Key performance measures in the Plan are calculated using Generally Accepted Accounting Principles (“GAAP”). The performance measures are calculated from the regular reports submitted to Standard’s Board of Directors and consistent with the same performance measures reported in Standard’s regular earnings releases.

•	The definitions of the performance measures used in the current year’s Plan are:
•	Return on Average Assets (ROAA): Calculated as net income as a percentage of average assets (annualized)
•	Efficiency Ratio: Non-interest expense as a percentage of net interest income and non-interest income
•	Non-Interest Expense/Average Assets: Total of all non-interest expenses, excluding provisions for loan losses as a percent of average assets

•	Non-Performing Assets/Total Assets: Non-performing assets (non-accrual loans and leases and real estate owned) as a percent of assets

•	Individual performance goals will be documented along with the payout ranges based on evaluation and analysis of the individual performance goals.

•	Payouts under the Plan will be based on calculation of the level of achievement of the aforementioned performance measures. A summary of the level of performance measure achievement for each Plan participant will be prepared and submitted to the Committee.

•	Any payouts earned will generally be paid within 75 days from Standard’s fiscal year end (September 30) and all payouts will be in the form of cash.

•	Certain Termination Events (as delineated below), could reduce or eliminate otherwise earned payouts. The Termination Events include:
•	Termination for cause
•	Termination without cause
•	Death
•	Disability
•	Retirement
•	Change in Control

•	Current Year Plan Metrics are summarized on Exhibit A. The information on this exhibit includes both the target performance measures and the determination of the level of achievement for common goals and individual goals.